EXHIBIT 99.1

news release

QLT ANNOUNCES PROPOSED US $150 MILLION
U.S. PRIVATE CONVERTIBLE SENIOR NOTES OFFERING

For Immediate Release	August 11, 2003

VANCOUVER, CANADA—QLT Inc. (NASDAQ: QLTI; TSX: QLT) announced today that it intends to offer US $150 million of convertible senior notes due 2023.  QLT also expects to grant the initial purchasers an option to purchase up to an additional US $22.5 million aggregate principal amount of notes.  The notes will be convertible under certain circumstances into QLT’s common shares at the option of the holder at the determined price.

QLT intends to use the net proceeds for working capital and other general corporate purposes, including potential acquisitions or investment in businesses, products or technologies.  In addition, QLT intends to use a portion of the net proceeds to repurchase QLT common shares on the open market in connection with a share repurchase program announced concurrently with this press release.

The convertible senior notes and common shares issuable upon conversion of the notes have not been registered under the U.S. Securities Act of 1933, as amended, or under any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  These notes are being offered only to qualified institutional buyers (as defined in Rule 144A under the U.S. Securities Act).  The convertible senior notes and the shares issuable upon conversion are not being qualified for sale under the securities laws of any province or territory of Canada and are not being offered for sale in Canada or to any resident of Canada, or to or for the account of any resident of Canada.

This press release is published as a matter of record only and does not constitute an offer to sell or a solicitation of an offer to buy any of the convertible senior notes, nor shall there be any sale of these notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

QLT Inc.:

Therese Hayes / Tamara Hicks

Telephone: 604-707-7000 or 1-800-663-5486

Fax: 604-707-7001

QLT Inc. is listed on The Nasdaq Stock Market under the trading symbol “QLTI” and on The Toronto Stock Exchange under the trading symbol “QLT.”

Certain statements in this press release constitute “forward-looking statements” of QLT within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. Forward-looking statements include, but are not limited to, our expectations that the offering will be successful, our expectations as to the use of proceeds from the offering, including our success in repurchasing our common shares sought to be acquired under our share repurchase program and our success in completion any acquisitions or investments in businesses, products or technologies.  These statements are only expectations and actual events or results may differ materially. Factors that could cause such actual events or results expressed or implied by such forward-looking statements to differ materially from any future results expressed or implied by such statements include, but are not limited to: our ability to negotiate commercially acceptable financial terms for the offering; prevailing conditions in the capital markets and other factors described in detail in QLT’s Annual Information Form on Form 10-K, quarterly reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities.  Forward-looking statements are based on our current expectations and QLT is not obligated to update such information to reflect later events or developments.